                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                        EXCHANGE ACT OF 1934, AS AMENDED.


Filed by the registrant |X|

Filed by a party other than the registrant |_|

Check the appropriate box:

|_|      Preliminary proxy statement

|X|      Definitive proxy statement

|_|      Definitive additional materials

|_|      Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                             Globecomm Systems Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):


|X|      No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


              (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

              (2)  Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------

              (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0--11:

--------------------------------------------------------------------------------

              (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

              (5)  Total fee paid:

|_|      Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:

--------------------------------------------------------------------------------

         (2)      Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

         (3)      Filing Party:

--------------------------------------------------------------------------------

         (4)      Date Filed:

--------------------------------------------------------------------------------

                             GLOBECOMM SYSTEMS INC.

                                 45 OSER AVENUE
                            HAUPPAUGE, NEW YORK 11788

                              ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 15, 2001

                              ---------------------

     The Annual Meeting of Stockholders (the "Annual Meeting") of Globecomm Systems Inc. (the "Company") will be held at the offices of the Company, 45 Oser Avenue, Hauppauge, New York 11788 on November 15, 2001, at 10:00 a.m. (eastern standard time) for the following purposes:

     (1) To elect eight directors to serve until the next Annual Meeting or until their respective successors shall have been elected and qualified;

     (2) To consider and vote on a proposal to amend the Company's 1997 Stock Incentive Plan to increase the number of shares of common stock authorized to be issued thereunder from 3,476,463 to 4,276,463, an increase of 800,000 shares;

     (3) To ratify the appointment of Ernst & Young LLP, as independent auditors of the Company for fiscal year ending June 30, 2002; and

     (4) To transact such other business as may properly come before the Annual Meeting.

     Only stockholders of record at the close of business on September 25, 2001 will be entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at the corporate headquarters at the address above.

     Whether or not you expect to attend the Annual Meeting, your proxy vote is important to us. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada, or vote by telephone or over the internet as described on the enclosed proxy card.



                                          By Order of the Board of Directors



                                          /s/ Paul J. Johnson
                                              --------------------------------
                                              Paul J. Johnson
                                              Secretary


October 12, 2001


                  IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD
                       BE COMPLETED AND RETURNED PROMPTLY

                             GLOBECOMM SYSTEMS INC.

                                 PROXY STATEMENT

                                OCTOBER 12, 2001

     This Proxy Statement is furnished to stockholders of record of Globecomm Systems Inc. (the "Company") as of September 25, 2001 in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or "Board") for use at the Annual Meeting of Stockholders to be held on November 15, 2001 (the "Annual Meeting").

     Shares cannot be voted at the meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with instructions thereon, or if no instructions are given, will be voted (i) "FOR" the election of the named nominees, (ii) "FOR" the approval to increase the number of shares of common stock, par value $.001 per share (the "Common Stock") which may be issued under the 1997 Stock Incentive Plan (the "1997 Plan"), and (iii) "FOR" the ratification of Ernst & Young LLP, as independent auditors of the Company for the fiscal year ending June 30, 2002, and will be voted in accordance with the best judgment of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke the Proxy, a stockholder who attends the meeting may withdraw his or her proxy by voting in person. The holders of the stock issued and outstanding and entitled to vote, present in person or by proxy, will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

     The Annual Report of the Company (which does not form a part of the proxy solicitation material), with the financial statements of the Company for the fiscal year ended June 30, 2001, is being distributed concurrently herewith to stockholders.

     The mailing address of the principal executive offices of the Company is 45 Oser Avenue, Hauppauge, New York 11788. This Proxy Statement and the accompanying form of proxy are being mailed to the stockholders of the Company on or about October 12, 2001.


                                VOTING SECURITIES

     The Company has only one class of voting securities outstanding, its Common Stock. At the Annual Meeting, each stockholder of record at the close of business on September 25, 2001 will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting. On September 25, 2001, 12,717,846 shares of Common Stock were outstanding. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting during regular business hours at the principal executive offices of the Company at the address specified above.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the Annual Meeting for the election of the eight nominees named below as directors of the Company to serve until the next Annual Meeting or until their successors have been elected and qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees. The Board of Directors currently has eight members, all of whom are nominees for re-election. Herman Fialkov, a director of the Company since January 1995, will not be standing for re-election as a director. The Company would like to thank Mr. Fialkov for his many contributions and years of dedication to the Company. The Board of Directors does not currently anticipate that any nominee will be unable to be a candidate for election.


STOCKHOLDER APPROVAL

     The affirmative vote of a plurality of the votes of the shares of the Company's outstanding Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect the directors.


RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THESE NOMINEES.


INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS

     The Board of Directors currently has eight members. The following information with respect to the principal occupation or employment, other affiliations and business experience of each of the eight nominees has been furnished to the Company by such nominee. Except as indicated, each of the nominees has had the same principal occupation for the last five years.

     David E. Hershberg, 64, founded the Company in 1994 and has served as Chief Executive Officer and Chairman of the Board of Directors since its inception and is Chairman of the Board of Directors of NetSat Express, Inc. From 1976 to 1994, Mr. Hershberg was the President of Satellite Transmission Systems, Inc., or STS, a provider of satellite ground segment systems and networks, which he founded and which became a subsidiary of California Microwave, Inc., or CMI, and which is currently a subsidiary of L3 Communications Corporation. From 1990 to 1994, Mr. Hershberg also served as Group President of the Satellite Communications Group of CMI, where he also had responsibility for EFData, Inc., a manufacturer of satellite communications modems and for Viasat Technology Corp., a manufacturer of communications systems which specialized in portable and mobile satellite communications equipment. Mr. Hershberg is a Director of Primus Telecommunications Group, Inc., a telecommunications company providing long distance services. In 1998, Mr. Hershberg was given the award of Long Island Entrepreneur of the Year for Emerging Technology. He holds a B.S.E.E. from Rensselaer Polytechnic Institute, an M.S.E.E. from Columbia University and an M.S. in Management Science from Stevens Institute of Technology.

     Kenneth A. Miller, 56, has served as President and a Director since joining the Company in October 1994 and is Chief Executive Officer, President and a Director of NetSat Express, Inc. From 1978 to 1994, he held various positions with STS, and succeeded Mr. Hershberg as President of STS in 1994. Prior to his employment at STS, Mr. Miller was Manager of Satellite Systems at Comtech Telecommunications Corp., and a Satellite Communications Staff Officer with the United States Army. Mr. Miller holds a B.S.E.E. from the University of Michigan and an M.B.A. from Hofstra University.

     Donald G. Woodring, 54, has served as Vice President-Network and Systems Analysis and a Director since joining the Company in September 1994. From 1982 to 1994, he was Assistant Vice President for System Analysis at STS. From 1980 to 1982, he was employed by NATO and from 1972 to 1980 was employed by the U.S. Naval Research Laboratory. Mr. Woodring holds a B.S. from Penn State University and an M.S.E.E. from Catholic University.

     Stephen C. Yablonski, 54, has served as Vice President and a Director since joining the Company in June 1995. Additionally, in November 1999, he was promoted to the position of General Manager. From 1988 to 1995, he was employed by STS, most recently as Vice President of the Commercial Systems and Networks Division. Prior to that he was Vice President of Engineering at Argo Communications, a telecommunications services provider. Mr. Yablonski holds a B.S.E.E. from Brown University and an M.S.E.E. from the University of Pennsylvania.

     Benjamin Duhov, 73, has been a Director of the Company since January 1996. Since 1993, he has been a consultant and the President of Stamford Consulting Group which provides consulting services to the aerospace industry. He worked for Thomson-CSF Inc. from June 1975 to October 1993, as Vice President, Defense Programs. Mr. Duhov holds a B.S.E.E. from Washington University, St. Louis, MO.

     C.J. Waylan, 60, has been a Director of the Company since January 1997. Since August 2000, he has been an independent telecommunications advisor. From 1997 to 2000, he served as President and Chief Executive Officer of Constellation Communications, Inc., a low-earth-orbit satellite communications company. From 1996 to 1997, Dr. Waylan served as Executive Vice President of NextWave Telecom, Inc., a startup provider of wireless communications services. Prior to joining NextWave, Dr. Waylan was an executive with GTE Corporation from 1981 to 1996 where he served as Executive Vice President for GTE Mobilnet and President of GTE Spacenet Corporation. He is also a Director of Radyne ComStream, Inc. Dr. Waylan holds a B.S. from the University of Kansas and an M.S.E.E. and a Ph.D. from the Naval Postgraduate School.

     A. Robert Towbin, 66, has been a Director of the Company since November 1997 and has been a Managing Director of C.E. Unterberg, Towbin, an investment banking firm, since September 1995. In January 2000, he was elected to Co-Chairman of C.E. Unterberg, Towbin. From January 1994 to August 1995 he was the President and Chief Executive Officer of the Russian-American Enterprise Fund, a U.S. Government owned investment fund. From 1987 to 1994, he was co-head of technology banking and a Managing Director of Lehman Brothers. From 1977 to 1986, Mr. Towbin held various executive positions with L.F. Rothschild, Unterberg, Towbin, an investment banking firm. He also is a Director of Globalstar Telecommunications Ltd., Gerber Scientific, Inc. and K&F Industries Inc. Mr. Towbin holds a B.A. from Dartmouth College.

     Richard E. Caruso, 55, has been a Director of the Company since February 2000. From 1999 to 2000 Mr. Caruso served as President of the application service provider market at Nortel Networks Corporation, a global supplier of networking solutions and services that support the Internet. From 1994 to 1999, Mr. Caruso served as Vice President and General Manager of digital media projects for IBM Global Media and Entertainment Industries and General Manager of solutions for IBM Global Telecom and Media Industries. From 1983 to 1994, Mr. Caruso held various positions with Bellcore, including Vice President of industry markets. He is also a Director of SL Industries, Inc. Mr. Caruso holds a B.S. in Engineering from Rutgers University and an M.S. in Engineering from the New Jersey Institute of Technology.

COMMITTEES OF THE BOARD

     The Audit Committee of the Board of Directors consists of Richard E. Caruso, Benjamin Duhov and C.J. Waylan and reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's independent auditors and the accounting practices of the Company.

     The Company's Board of Directors adopted a written charter for the Audit Committee on May 25, 2000.

     Each of the members of the Company's Audit Committee is independent, as determined by the Securities and Exchange Commission's audit committee rules.

     The Compensation Committee of the Board of Directors consists of Richard
E. Caruso and C.J. Waylan and determines the salaries and incentive compensation of the officers of the Company and provides recommendations for the salaries and incentive compensation of the other employees and the consultants of the Company. The Compensation Committee also administers various incentive compensation, stock and benefit plans.

     The Nominating Committee of the Board of Directors consists of David E. Hershberg, Richard E. Caruso, A. Robert Towbin and C.J. Waylan and reviews potential candidates for service on the Board of Directors, recommends compensation packages for service on the Board, recommends Board size and composition and reports back to the entire Board of Directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consists of Richard E. Caruso and C.J. Waylan. Neither of these individuals was an officer or employee of the Company at any time during the 2001 fiscal year or at any other time.


ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

     During fiscal 2001, the Board of Directors held four regular meetings and two special meetings. There were two meetings of the Audit Committee and one meeting of the Compensation Committee during fiscal 2001. The Nominating Committee was formed as of August 16, 2001 and has not held any meetings to date. All directors attended 75% or more of the (i) meetings of the Board of Directors and (ii) meetings of the Committees of the Board on which they served (except that Richard E. Caruso was unable to attend the two audit committee meetings of the Board of Directors).


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, the Company's directors, executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission and the Nasdaq National Market Surveillance Department. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during the fiscal year ended June 30, 2001. The Company believes that during the fiscal year ended June 30, 2001, all filing requirements under Section 16(a) applicable to its officers, directors and greater than ten percent beneficial owners were complied with on a timely basis, except that Marni S. Ehrlich, a former executive officer of the Company as of April 2001, inadvertently failed to file a Form 4 with respect to a grant of options to purchase 5,000 shares of Common Stock in July 2000 and instead reflected such option grant on a late Form 4 filed by him on September 17, 2001.

COMPENSATION OF DIRECTORS

     Mr. Caruso and Dr. Waylan receive a fee of $500 per month. Other directors do not receive any cash compensation for their service as members of the Board of Directors, although they are reimbursed for certain expenses incurred in connection with attendance at Board and Committee meetings.

     Stock Option Grant. Under the Automatic Option Grant component of the Company's 1997 Stock Incentive Plan, each individual who first becomes a non-employee Board member on or after August 7, 1997 will receive an option grant for 15,000 shares of Common Stock on the date such individual joins the Board, provided such individual has not been in the prior employ of the Company and provided he is not serving as a member of the Board pursuant to contractual rights granted to certain groups of stockholders in connection with their purchase of stock in the Company.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION


EXECUTIVE OFFICERS

     The executive officers of the Company as of September 25, 2001 were the following:



NAME                               AGE                                POSITION
-------------------------------   -----   ---------------------------------------------------------------
David E. Hershberg ............   64      Chief Executive Officer and Chairman of the Board of Directors
                                          and Chairman of the Board of Directors of NetSat Express, Inc.
Kenneth A. Miller .............   56      President and Director and Chief Executive Officer, President
                                          and Director of NetSat Express, Inc.
Donald G. Woodring ............   54      Vice President--Network and Systems Analysis and Director
Stephen C. Yablonski ..........   54      Vice President, General Manager and Director
Paul J. Johnson ...............   46      Vice President--Contracts and Corporate Secretary
Andrew C. Melfi ...............   48      Vice President, Chief Financial Officer and Treasurer
Paul Eterno ...................   46      Vice President--Human Resources

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS OR ARE NOT NOMINEES FOR ELECTION AS DIRECTORS

     Paul J. Johnson, 46, has served as Vice President--Contracts since joining the Company in October 1996. From 1991 to 1996, he was Director of Contracts for STS. Mr. Johnson holds a B.B.A. from St. Bonaventure University.

     Andrew C. Melfi, 48, has served as Vice President and Treasurer since September 1997 and as Chief Financial Officer since joining the Company in January 1996. From 1982 to 1995, he was the Controller of STS. Mr. Melfi holds an M.B.A. and a B.B.A. in Accounting from Dowling College.

     Paul Eterno, 46, has served as Vice President of Human Resources of the Company since November 1999 and he served as Senior Director of Human Resources from January 1998 to November 1999. From October 1997 to January 1998, Mr. Eterno served as a consultant to the Company. From July 1995 to October 1997, he served as Senior Vice President of Human Resources for US Computer Group, a turnkey provider of computer service maintenance and products. Prior to that, he served most recently as Senior Director of Human Resources at STS, where he was employed from April 1983 through June 1995. Mr. Eterno holds a B.S. in Management from the New York Institute of Technology and an M.B.A. in Executive Management from St. John's University.

                           SUMMARY COMPENSATION TABLE


     The following table sets forth information concerning the compensation paid by the Company for services rendered during the fiscal years ended June 30, 2001, 2000 and 1999 to: (i) the Company's Chief Executive Officer and (ii) the four other most highly paid executive officers of the Company, each of whose compensation during fiscal 2001 was at least $100,000 (together with the Chief Executive Officer, the "Named Executive Officers"). None of the Named Executive Officers who were named in the Company's Proxy Statement for the fiscal year ended June 30, 2001 resigned or were dismissed.


                                                                                            LONG-TERM
                                                              ANNUAL COMPENSATION          COMPENSATION
                                                      ----------------------------------- -------------
                                                                               OTHER       SECURITIES
                                                                               ANNUAL      UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION                     YEAR   SALARY (1)   BONUS   COMPENSATION   OPTIONS (2)   COMPENSATION (3)
---------------------------------------------- ------ ------------ ------- -------------- ------------- -----------------
David E. Hershberg,
Chairman and Chief Executive Officer ......... 2001     $272,827        --             --     72,766         $6,800
                                               2000      217,077        --             --         --          4,038
                                               1999      190,964        --             --         --          6,400
Kenneth A. Miller,
President .................................... 2001      211,208        --             --     29,468          7,220
                                               2000      197,016        --             --      9,500          4,146
                                               1999      177,305        --             --     15,000          6,400
Stephen C. Yablonski,
Vice President and General Manager ........... 2001      160,539        --             --     10,000          6,624
                                               2000      150,539        --             --     14,500          3,946
                                               1999      134,421        --             --     10,000          5,597
Andrew C. Melfi,
Vice President, Chief Financial Officer
and Treasurer ................................ 2001      137,846        --             --     47,128          5,706
                                               2000      128,077        --             --     12,000          3,163
                                               1999      110,239        --             --      8,000          4,654
Donald G. Woodring,
Vice President-Network and Systems
Analysis ..................................... 2001      134,846        --             --     25,426          5,232
                                               2000      125,462        --             --     14,500          3,314
                                               1999      113,269        --             --      8,000          4,364

----------
(1) Other compensation in the form of perquisites and other personal benefits has been omitted as the aggregate amount of such perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total annual salary and bonus of the Named Executive Officer for such year.

(2) Includes 12,766 options granted to David E. Hershberg, 4,468 options granted to Kenneth A. Miller, 2,128 options granted to Andrew C. Melfi and 426 options granted to Donald G. Woodring, which were fully vested at the time of grant pursuant to the buyback of outstanding shares of NetSat Express, Inc.

(3)   Includes annual Company contributions to the Company's 401(k) plan.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding option grants made pursuant to the 1997 Plan during fiscal 2001 to each of the Named Executive Officers. The Company has never granted any stock appreciation rights.


                                                                                               POTENTIAL REALIZED VALUE
                                                                                                AT ASSUMED ANNUAL RATES
                                                                                                    OF STOCK PRICE
                                    NUMBER OF                                                      APPRECIATION FOR
                                    SECURITIES      PERCENTAGE OF                                   OPTION TERM (4)
                                UNDERLYING OPTION   TOTAL OPTIONS    EXERCISE   EXPIRATION ---------------------------------
NAME                               GRANTED (1)       GRANTED (2)    PRICE (3)      DATE           5%               10%
------------------------------ ------------------- --------------- ----------- ----------- ---------------- ----------------
David E. Hershberg ...........        60,000             6.36%      $  7.1250  11/23/10       $  268,852      $  681,325
                                      12,766             1.35          8.2600  05/24/11           66,315         168,056
Kenneth A. Miller ............        25,000             2.65          7.1250  11/23/10          112,022         283,885
                                       4,468              .47          8.2600  05/24/11           23,210          58,818
Stephen C. Yablonski .........        10,000             1.06          7.1250  11/23/10           44,809         113,554
Andrew C. Melfi ..............        25,000             2.65         11.5000  07/27/10          180,807         458,201
                                      10,000             1.06         10.6888  08/24/10           67,221         170,352
                                      10,000             1.06          7.1250  11/23/10           44,809         113,554
                                       2,128              .23          8.2600  05/24/11           11,054          28,014
Donald G. Woodring ...........        15,000             1.59         10.6880  08/24/10          100,824         255,509
                                      10,000             1.06          7.1250  11/23/10           44,809         113,554
                                         426              .05          8.2600  05/24/11            2,213           5,608

----------
(1) Each option grant becomes exercisable in four equal annual installments commencing one year after the date of the option grant, except for 12,766 options granted to David E. Hershberg, 4,468 options granted to Kenneth
      A. Miller, 2,128 options granted to Andrew C. Melfi and 426 options granted to Donald G. Woodring, which were fully vested at the time of grant pursuant to the buyback of outstanding shares of NetSat Express, Inc.

(2) Based on an aggregate of 943,873 options granted to employees in fiscal 2001, including options granted to the Named Executive Officers.

(3) The exercise price may be paid in one or more of the following forms: (i) cash or check made payable to the Company, (ii) shares of Common Stock held for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes and valued at fair market value on the date of exercise or (iii) through a special sale and remittance procedure through a broker.

(4) Amounts represent hypothetical gains that could be achieved for the respective options at the end of the ten-year option term. The assumed 5% and 10% rates of stock appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate of the future market price of the Common Stock.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth, for each of the Named Executive Officers, certain information concerning option exercises and the value of unexercised options at the end of fiscal 2001.


                                                                  NUMBER OF UNEXERCISED          NET VALUES OF UNEXERCISED
                                     SHARES                     SHARES UNDERLYING OPTIONS         IN-THE-MONEY OPTIONS (1)
                                  ACQUIRED ON      VALUE     -------------------------------   ------------------------------
NAME                                EXERCISE      REALIZED    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------------------   -------------   ---------   -------------   ---------------   -------------   --------------
David E. Hershberg ...........            --           --        12,766          60,000                --              --
Kenneth A. Miller ............            --           --        99,843          39,625          $151,227         $12,375
Stephen C. Yablonski .........            --           --       114,890          25,875           206,611           8,250
Andrew C. Melfi ..............            --           --        54,978          59,250            45,769           6,590
Donald G. Woodring ...........            --           --        24,537          40,301            34,033           6,590

----------
(1) Value is defined as the fair market price of the Company's Common Stock at June 30, 2001 less the exercise price. On June 30, 2001, the closing selling price of a share of the Company's Common Stock was $6.71.


EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

     In September 2001, the Company entered into three-year employment agreements (the "Executive Agreements") with each of Mssrs. Hershberg, Miller, Yablonski, Melfi and Woodring (each, an "Executive"). The Executive Agreements continue from year to year after the third anniversary date, unless terminated earlier by either party by written notice of termination given to the other party. Each Executive Agreement entitles the Executive to all employee benefits generally made available to executive officers.

     Under the employment agreements between the Company and each of Mssrs. Hershberg, Miller, Yablonski, Melfi and Woodring the Company is required to compensate Mssrs. Hershberg, Miller, Yablonski, Melfi and Woodring at annual rates of $300,000, $216,400, $164,000, $142,000 and $139,000, respectively
(which amounts are reviewed annually by the Board of Directors and subject to increase at the Board's discretion). Mssrs. Hershberg, Miller, Yablonski, Melfi and Woodring are required to devote their full-time efforts to the Company as Chairman of the Board and Chief Executive Officer, President, Vice President and General Manager, Vice President and Chief Financial Officer and Vice President-Network Systems and Analysis, respectively.

     If the Company terminates any of the Executive Agreements, other than for disability or cause, or if any Executive terminates his employment with the Company for Good Reason (as defined in each Executive Agreement), the Company will have the following obligations: (i) the Company shall continue to pay the Executive his then applicable annual base salary for a two year period commencing upon the effective date of the termination (the "Severance Period"); provided, however, that the Severance Period for Mssrs. Hershberg and Miller shall be a three year period commencing on the effective date of the termination; (ii) the Company shall pay for continued health benefits during the Severance Period; and (iii) the Company shall pay the cash value of certain other benefits during the Severance Period.

     If the Executive does not provide the Company notice of resignation and remains employed by the Company through the one (1) year anniversary of a Change in Control, as defined in the 1997 Plan, the Executive shall be paid a one-time bonus payment equal to 300%, in the cases of Messrs. Hershberg and

Miller, and 200%, in the cases of Messrs. Yablonski, Melfi and Woodring, of his then applicable annual base salary (the "Retention Bonus"), provided that the Executive must execute and deliver to the Company a general release as a condition of receiving the Retention Bonus. If an Executive gives notice of his resignation for Good Reason within one year after a Change in Control, and the Company requests that the Executive continue his employment until a date no later than the first anniversary of the Change in Control, then the Executive shall receive the severance payments and benefits described above only if he continues his employment until that date.

     The 1997 Plan provides for the accelerated vesting of the shares of Common Stock subject to outstanding options held by any executive officer or the shares of Common Stock subject to direct issuances held by any such individual, in connection with certain changes in control of the Company or the subsequent termination of the executive officer's employment following the change in control.

                         COMPENSATION COMMITTEE REPORT

     The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of
Section 18 of the Securities and Exchange Act of 1934,as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

     The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs for the Company's executive officers and administering certain other compensation programs for such individuals, subject in each instance to review by the full Board of Directors. The Compensation Committee also is responsible for the administration of the 1997 Plan under which grants may be made to executive officers. The Board of Directors has reviewed and is in accord with the compensation paid to executive officers in 2001.

     GENERAL COMPENSATION POLICY. The fundamental policy of the Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a portion of each executive officer's compensation contingent upon the Company's performance as well as upon his own level of performance. Accordingly, the compensation package for each executive officer is comprised of two elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry and (ii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

     FACTORS. The principal factors which the Compensation Committee considered in ratifying the components of each executive officer's compensation package for 2001 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in setting executive compensation for future years.

     o BASE SALARY. The base salary for each executive officer is determined on the basis of the following factors: experience; personal performance; the salary levels in effect for comparable positions within and outside the industry; and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate.

     o BONUS. While it is the general policy of the Company not to award performance-based cash bonuses, from time to time, the Committee may authorize cash bonuses if such bonuses are deemed to be in the best interest of the Company. The circumstances for such awards may vary but may include bonus payments pursuant to the terms of negotiated employment arrangements.

     o LONG-TERM INCENTIVE COMPENSATION. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manager the Company from the perspective of an owner with an equity stake in the Company. Each grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share over a specified period of time (up to 10 years). Each option generally becomes exercisable in installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates over the option term.

     The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's performance in recent periods. The Compensation Committee also considers the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. There were 256,235 stock options granted to executive officers in fiscal 2001.

     CEO COMPENSATION. In setting the compensation payable to the Company's Chief Executive Officer, the Compensation Committee seeks to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent, and (ii) make a significant percentage of the total compensation package contingent upon the Company's performance and stock price appreciation. In fiscal 2001, as part of his compensation, Mr. Hershberg received 72,766 in long-term stock-based incentive awards.

     The base salary established for Mr. Hershberg on the basis of the foregoing criteria was intended to provide a level of stability and certainty each year. Accordingly, this element of compensation was not affected to any significant degree by Company performance factors.

     COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation paid to the Company's executive officers for the 2001 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company's executive officers for fiscal 2002 will exceed that limit. The 1997 Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.


THE COMPENSATION COMMITTEE


MR. RICHARD E. CARUSO
DR. C.J. WAYLAN

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of
Section 18 of the Securities and Exchange Act of 1934,as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

     The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended June 30, 2001, included in the Company's Annual Report on Form 10-K for that year.

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2001 with the Company's management. The Audit Committee has discussed with Ernst & Young LLP, the Company's independent auditors, matters required to be discussed by Statement on Auditing Standards No. 61 ("Communication with Audit Committees"), as amended, which includes, among other things, matters related to the conduct of the audit of the Company's financial statements.

     The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, "Independence Discussion with Audit Committees", as amended, and the Audit Committee has discussed with Ernst & Young LLP its independence from the Company.

     Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

MR. RICHARD E. CARUSO
MR. BENJAMIN DUHOV
MR. C.J. WAYLAN

                               PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total stockholder return, assuming dividend reinvestment of $100 invested in the Company's Common Stock on August 8, 1997 (the date public trading of the Company's stock commenced) through June 30, 2001 with the cumulative total return, assuming dividend reinvestment of $100 invested in the Nasdaq Stock Market (U.S.) Index and a Self-Constructed Peer Group Index. The Peer Group consists of the following companies: Comtech Telecommunications Corp., EMS Technologies, Inc., Radyne ComStream, Inc., STM Wireless, Inc. and ViaSat, Inc.


                 COMPARISON OF 47 MONTH CUMULATIVE TOTAL RETURN*
                          AMONG GLOBECOMM SYSTEMS INC.
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                                AND A PEER GROUP


[GRAPHIC OMITTED]



*  $100 INVESTED ON 8/8/97 IN STOCK OR INDEX -
   INCLUDING REINVESTMENT OF DIVIDENDS.
   FISCAL YEAR ENDING JUNE 30.

                                   PROPOSAL 2
                     AMENDMENT TO 1997 STOCK INCENTIVE PLAN

     You are being asked to approve an amendment to the 1997 Plan to increase the number of shares of Common Stock reserved for issuance under the 1997 Plan by an additional 800,000 shares.

     Our Board of Directors adopted the amendment on August 16, 2001, subject to stockholder approval at this Annual Meeting. Awards of options for the additional 800,000 shares are not yet determinable, as none are currently contemplated. Therefore, no new plan benefits table has been provided. The Board may amend or modify the 1997 Plan at any time. The full text of the 1997 Plan, as amended, will be furnished to any stockholder upon written request made to the Secretary of the Company.

     Our Board believes the amendment is necessary to assure that a sufficient reserve of Common Stock remains available for issuance under the 1997 Plan in order to allow the Company to continue to utilize equity incentives to attract and retain the services of key individuals essential to our long-term growth and financial success. We rely significantly on equity incentives in the form of stock options in order to attract and retain key employees and believe that such equity incentives are necessary for the Company to remain competitive in the marketplace for executive talent and other key employees. Option grants made to newly-hired or continuing employees will be based on both competitive market conditions and individual performance.

     The following is a summary of the principal features of the 1997 Plan, as most recently amended.


1997 STOCK INCENTIVE PLAN

     The 1997 Plan was adopted by the Board of Directors on February 26, 1997 as the successor plan to our Incentive Stock Option and Director Stock Option Plan ("the Predecessor Plans") and subsequently approved by the stockholders. 3,476,463 shares of Common Stock have been authorized for issuance under the 1997 Plan. This share reserve is comprised of (i) the shares which remained available for issuance under the Predecessor Plans, including the shares subject to outstanding options thereunder, plus (ii) an additional increase of 285,000 shares when the 1997 Plan was adopted, plus (iii) an additional increase of 800,000 shares approved at our Annual Meeting last year. In addition, the share reserve has increased on the first trading day of each calendar year beginning with the 1998 calendar year by one percent (1%) of the aggregate shares of Common Stock outstanding on the last business day of the preceding calendar year. These automatic increases have so far resulted in an additional 396,463 shares. However, in no event may any one participant in the 1997 Plan receive option grants or direct stock issuances for more than 1,425,000 shares in the aggregate per calendar year.

     The 1997 Plan is divided into five separate components: (i) the Discretionary Option Grant Program, (ii) the Salary Investment Option Grant Program, (iii) the Stock Issuance Program, (iv) the Automatic Option Grant Program and (v) the Director Fee Option Grant Program. All officers, employees, non-employee directors, consultants and other independent advisors of the Company are eligible to participate in one or more of these programs. As of October 5, 2001, seven executive officers, four non-employee directors and approximately 213 other employees were eligible to participate in the 1997 Plan.

     The Discretionary Option Grant, Salary Investment Option Grant and Stock Issuance Programs are administered by the Compensation Committee. The Compensation Committee as Plan Administrator has complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.

     Under the Discretionary Option Grant Program, eligible individuals may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of their fair market value on the grant date. The fair market value per share on any relevant date under any of the programs under the 1997 Plan will be the closing selling price per share on that date on the Nasdaq National Market. On October 5, 2001, the closing selling price per share was $5.54.

     Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock. To date, no such stock appreciation rights have been granted.

     The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

     Under the Salary Investment Option Grant Program, selected executive officers and other highly compensated employees may elect to have a portion of their base salary invested each year in special option grants. The Plan Administrator will have the discretion to determine the calendar years for which the program is to be in effect and to select the individuals eligible to participate in the program. For each year the Plan Administrator elects to activate the Salary Investment Option Grant Program, each individual selected for participation may elect, prior to the start of the calendar year, to reduce his base salary for that calendar year by a specific dollar amount not less than $5,000 nor more than $50,000. In return, the officer will automatically be granted, on or before the last trading day in January of the calendar year for which the salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the built-in gain on the option at the time of grant will be equal to the salary reduction amount. The option will vest in a series of 12 equal monthly installments over the calendar year for which the salary reduction is in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company. The Plan Administrator has not activated this program, although it may do so in the future.

     Under the Stock Issuance Program, eligible individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than 85% of their fair market value at the time of issuance or as a bonus tied to the performance of services. The Plan Administrator has not activated this program, although it may do so in the Future.

     In the event that there is a change in control of the Company (including the acquisition of more than 35% of the outstanding voting stock), each outstanding option under the Discretionary Option Grant Program will automatically accelerate in full, so that it becomes fully vested, and all unvested shares under the Stock Issuance Program will immediately vest. Options currently outstanding under the Incentive Stock Option Plan will accelerate upon an acquisition of the Company by merger or asset sale, but such options are not subject to acceleration upon a hostile change in control of the Company. Options currently outstanding under the Director Stock Option Plan accelerate upon the optionee's retirement, disability or death, or if the Company executes an agreement pursuant to which the Company is acquired by merger or asset sale or an acquisition (or increase in ownership) by any person to more than 20% of the outstanding voting stock.

     Under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member will receive an option grant on such date for 15,000 shares of Common Stock, provided such individual has not otherwise been in the prior employ of the Company and provided he is not serving as a member of the Board pursuant to contractual rights granted to certain groups of stockholders in connection with their purchase of stock in the Company. Each automatic grant will have a term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each option will be exercisable for those option shares which have vested. During the period of service as a member of the Board, each 15,000-share grant will vest to the extent of one-third of the number of shares granted thereby (5,000 shares), on the first anniversary of the date of grant, and cumulatively to the extent of an additional one-third, on each of the next two succeeding anniversaries, so that on the third anniversary of the date of grant (provided service as a Board member has continued throughout the period), the options granted to any Eligible Director will be fully vested. However, each outstanding option will immediately vest upon: (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.

     Under the Director Fee Option Grant Program, non-employee Board members may elect to have all or any portion of any annual retainer fee otherwise payable in cash applied to a special option grant. Each member who elects, prior to the start of a calendar year, to apply all or any portion of his retainer fee for that calendar year to the acquisition of an option will automatically be granted, on the first trading day in the calendar year for which the salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the amount of the retainer fee subject to the election by two-thirds of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the Option shares on the grant date. As a result, the built-in gain on the option at the time of grant will be equal to the amount of the retainer fee subject to the election. The option becomes exercisable for 50% of the option shares upon completion of six (6) months of Board service in the calendar year. The option will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company. The Plan Administrator has not activated this program, although it may do so in the future.


FEDERAL INCOME TAX CONSEQUENCES

     INCENTIVE STOCK OPTIONS. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For Federal tax purposes, dispositions are either "qualifying" or "disqualifying." A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

     Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale of the shares over the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of the fair market value of the shares on the exercise date over the exercise price paid for the shares will be taxable as ordinary income and the Company will be entitled to take a deduction for such amount. Any additional gain or loss recognized upon disposition will be taxable as capital gain or loss to the optionee.

     NON-STATUTORY OPTIONS. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, and the Company will be entitled to take a corresponding deduction, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     DIRECT STOCK ISSUANCE. The tax principles applicable to direct stock issuances will be substantially the same as those summarized above for the exercise of non-statutory option grants.

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION. The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code
Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers. Accordingly, the Company expects that all compensation deemed paid with respect to those options will remain deductible without limitation under Code Section 162(m).


STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the Company's outstanding Common Stock represented and voting at the Annual Meeting is required to approve an increase in the number of shares of Common Stock which may be issued under the 1997 Plan.


RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK WHICH MAY BE ISSUED UNDER THE 1997 PLAN FROM 3,476,463 TO 4,276,463 SHARES.

                                  PROPOSAL 3
                      RATIFICATION OF INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors appointed Ernst & Young LLP, independent auditors of the Company since November 27, 1996, as auditors of the Company to serve for the year ending June 30, 2002, subject to the ratification of such appointment by the stockholders at the Annual Meeting. A representative of Ernst & Young LLP will attend the Annual Meeting with the opportunity to make a statement if he or she so desires and will also be available to answer inquiries.


STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the Company's outstanding Common Stock represented and voting at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as independent auditors of the Company to serve for the year ending June 30, 2002.


RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of September 25, 2001, certain information with respect to the beneficial ownership of shares of Common Stock of: (i) all stockholders known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, (ii) each director, nominee for director and Named Executive Officer of the Company and (iii) all directors and executive officers of the Company as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares.


                                                            NUMBER OF SHARES
                                                             OF COMMON STOCK      PERCENTAGE
                                                              BENEFICIALLY         OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                         OWNED(2)          OUTSTANDING
-------------------------------------------------------   --------------------   ------------
Royce & Associates, Inc.
 1414 Avenue of the Americas, Ninth Floor,
 New York, New York 10019 .............................         1,209,300             9.51%
David E. Hershberg ....................................           982,766(3)          7.71%
Kenneth A. Miller .....................................           305,685(4)          2.38%
Donald G. Woodring ....................................           143,995(5)          1.13%
Stephen C. Yablonski ..................................           123,193(6)           *
Andrew C. Melfi .......................................            67,628(7)           *
C.J. Waylan ...........................................            47,750(8)           *
A. Robert Towbin ......................................            21,590(9)           *
Benjamin Duhov ........................................             5,700              *
Richard E. Caruso .....................................             5,000(10)          *
All current directors and executive officers as a group
 (11 persons) .........................................         1,763,959(11)        13.35%

----------
* Represents less than 1%.

(1) Except as otherwise indicated, (i) the stockholders named in the table have sole voting and investment power with respect to all shares beneficially owned by them and (ii) the address of all stockholders listed in the table is: c/o Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, New York 11788.

(2) The number of shares of Common Stock outstanding as of September 25, 2001 is 12,717,846. Amounts shown for each stockholder include (i) all shares of Common Stock owned by each stockholder and (ii) shares of Common Stock underlying options, warrants and rights of first refusal exercisable within 60 days of September 25, 2001.

(3) Includes 171,000 shares of Common Stock held by Deerhill Associates, a family partnership of which Mr. Hershberg is General Managing Partner. Mr. Hershberg disclaims beneficial ownership of the shares held by Deerhill Associates except to the extent of his proportionate pecuniary interest therein. Includes 27,766 shares of Common Stock issuable upon exercise of stock options.

(4) Includes 117,906 shares of Common Stock issuable upon exercise of stock options and warrants.

(5) Includes 17,100 shares of Common Stock held by certain members of Mr. Woodring's family of which Mr. Woodring disclaims beneficial ownership and 34,162 shares of Common Stock issuable upon exercise of stock options and warrants.

(6) Consists of 1,485 shares of Common Stock held by certain members of Mr. Yablonski's family of which Mr. Yablonski disclaims beneficial ownership and 119,078 shares of Common Stock issuable upon exercise of stock options and warrants.

(7) Includes 67,478 shares of Common Stock issuable upon exercise of stock options.

(8) Includes 47,750 shares of Common Stock issuable upon the exercise of stock options.

(9) Includes 15,000 shares of Common Stock issuable upon the exercise of stock options.

(10) Includes 5,000 shares of Common Stock issuable upon the exercise of stock options.

(11)  See Notes (3) through (10) above.

                              CERTAIN TRANSACTIONS

     From July 1, 2000 through September 25, 2001 the Company granted executive officers and directors of the Company and employees, some of whom are immediate family members of the Company's executive officers, a total of 943,873 stock options for the purchase of the Company's Common Stock with exercise prices ranging from $6.71 to $12.875 per share.

     On April 1, 2001, the Company loaned to Mr. Woodring the principal amount of $200,000 pursuant to a promissory note bearing an interest rate equal to 5.0% per annum payable in full on December 31, 2002.

     In connection with the Company's acquisition of the minority interests in NetSat Express, Inc., the Company acquired the minority interests held by the officers and directors of the Company listed below, on the same terms and conditions as those of the Company's buyback of all other minority interests of NetSat Express, Inc.:

     (a) On May 25, 2001, in exchange for the cancellation of options to purchase shares of NetSat Express, Inc. common stock ("NetSat Options") held by Mr. Hershberg, the Company's Chairman and Chief Executive Officer, the Company granted to Mr. Hershberg an option to purchase 12,766 shares of the Company's common stock at an exercise price of $8.26 per share. The aggregate value of consideration received by Mr. Hershberg was $78,000;

     (b) On May 24, 2001, the Company acquired 105,000 shares of common stock of NetSat Express, Inc. owned by Mr. Miller, the Company's President and a Director, in exchange for approximately $26,250 in cash and the issuance to Mr. Miller of 10,500 shares of the Company's common stock and a five year warrant to purchase 11,813 shares of the Company's common stock. In addition, in exchange for the cancellation of NetSat Options held by Mr. Miller, the Company granted to Mr. Miller an option to purchase 4,468 shares of the Company's common stock at an exercise price of $8.26 per share. The aggregate value of consideration received by Mr. Miller was $199,870;

     (c) On May 24, 2001, the Company acquired 15,000 shares of common stock of NetSat Express, Inc. owned by Mr. Yablonski, a Vice President and Director of the Company, in exchange for approximately $3,750 in cash and the issuance to Mr. Yablonski of 1,500 shares of the Company's common stock and a five year warrant to purchase 1,688 shares of the Company's common stock. The aggregate value of consideration received by Mr. Yablonski was $24,655;

     (d) On May 25, 2001, in exchange for the cancellation of NetSat Options held by Mr. Melfi, the Company's Chief Financial Officer and a Vice President, the Company granted to Mr. Melfi an option to purchase 2,128 shares of the Company's common stock at an exercise price of $8.26 per share. The aggregate value of consideration received by Mr. Melfi was $13,002;

     (e) On May 24, 2001, the Company acquired 30,000 shares of common stock of NetSat Express, Inc. owned by Mr. Woodring, a Vice President and Director of the Company, in exchange for approximately $7,500 in cash and the issuance to Mr. Woodring of 3,000 shares of the Company's common stock and a five-year warrant to purchase 3,375 shares of the Company's common stock. In addition, in exchange for the cancellation of NetSat Options held by Mr. Woodring, the Company granted to Mr. Woodring an option to purchase 426 shares of the Company's common stock at an exercise price of $8.26 per share. The aggregate value of consideration received by Mr. Woodring was $51,908;

     (f) On May 29, 2001, the Company acquired 20,004 shares of common stock of NetSat Express, Inc. owned by Mr. Johnson, a Vice President of the Company, in exchange for approximately $5,001 in cash and the issuance to Mr. Johnson of 2,000 shares of the Company's common stock and a five-year warrant to purchase 2,250 shares of the Company's common stock. The aggregate value of consideration received by Mr. Johnson was $31,096;

     (g) On May 25, 2001, in exchange for the cancellation of NetSat Options held by Mr. Eterno, the Company's Vice President of Human Resources, the Company granted to Mr. Eterno an option to purchase 1,447 shares of the Company's common stock at an exercise price of $8.26 per share. The aggregate value of consideration received by Mr. Eterno was $8,841.

     On September 4, 2001, the Company loaned to each of Mssrs. Hershberg and Miller principal amounts of $300,000 pursuant to secured promissory notes (the "Notes") bearing an interest rate equal to 5.0% per annum payable in full on September 30, 2004. Each of Mssrs. Hershberg and Miller pledged shares of the Company's common stock owned by them as security for the Notes.


                              STOCKHOLDER PROPOSALS

     Pursuant to the new stockholder proposal rules recently adopted by the Commission, if the Company has not received notice prior to August 23, 2001 of any matter a stockholder intends to propose for a vote at the 2002 Annual Meeting of Stockholders, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy and without such matter as a separate item on the proxy card.

     The deadline for stockholders to submit proposals to be considered for inclusion in the Company's Proxy Statement for next year's Annual Meeting of Stockholders is anticipated to be June 17, 2002. Such proposals may be included in next year's Proxy Statement, if they comply with certain rules and regulations promulgated by the Commission. Stockholder proposals must be mailed to the attention of the Company's Secretary at the Company's principal executive offices located at 45 Oser Avenue, Hauppauge, New York 11788.


                                  OTHER MATTERS

     The Board knows of no matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

     Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of the Company. The Company may also consider the engagement of a proxy solicitation firm. Costs of the solicitation will be borne by the Company.




                                        By Order of the Board of Directors



                                        /s/ Paul J. Johnson
                                            --------------------------------
                                            Paul J. Johnson
                                            Secretary



Hauppauge, New York
October 12, 2001

                                 (Form of Proxy)
                             GLOBECOMM SYSTEMS INC.
          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - November 15, 2001
       (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY)


The undersigned stockholder of Globecomm Systems Inc. hereby appoints David E. Hershberg and Kenneth A. Miller, and each of them, with full power of substitution, proxies to vote the shares of common stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of Globecomm Systems Inc. to be held at the offices of Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, New York 11788, on November 15, 2001, telephone number 631-231-9800, at 10:00 a.m. (eastern standard time), or any adjournment thereof.

1.   ELECTION OF DIRECTORS (for terms as described in the Proxy Statement)

     |_| FOR all nominees below                   |_|   WITHHOLD AUTHORITY
     (except as marked to the contrary)           to vote for all nominees below

     Richard E. Caruso, Benjamin Duhov, David E. Hershberg, Kenneth A. Miller,
     A. Robert Towbin, C. J. Waylan, Donald G. Woodring and Stephen C.
     Yablonski.

     INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name in the space provided below.

2.   APPROVAL OF AMENDMENT TO 1997 STOCK INCENTIVE PLAN

     |_|  FOR        |_|  AGAINST        |_|  ABSTAIN WITH RESPECT TO

     proposal to increase the number of shares of Common Stock which may be issued under the 1997 Stock Incentive Plan from 3,476,463 shares to 4,276,463 shares.


3.   RATIFICATION OF ACCOUNTANTS

     |_|  FOR        |_|  AGAINST        |_|  ABSTAIN WITH RESPECT TO

     proposal to ratify the selection of Ernst & Young LLP, as independent auditors of the Company as described in the Proxy Statement.


     ---------------------------------------------------------------------------


4. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING

     UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NOMINATED BY MANAGEMENT AS DIRECTORS AND FOR PROPOSALS 2 AND 3.

     Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer.



                                           -------------------------------------
                                                   Signature of Stockholder



                                           -------------------------------------
                                                        Print name



Dated:
      ----------------------